EXHIBIT 99.1

CROWN MEDIA HOLDINGS ANNOUNCES OPERATING RESULTS

FOR FOURTH QUARTER OF 2013

STUDIO CITY, CA — February 21, 2014 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three months and year ended December 31, 2013.

Operating Highlights

•                  Increased Advertising Revenue. Advertising revenue for the quarter ended December 31, 2013, increased 17% over the prior year quarter to $97.3 million on the strength of ratings on Hallmark Channel and robust pricing on Hallmark Movie Channel.

•                  Hallmark Channel Holiday Success: Countdown to Christmas programming garnered record ratings, propelling Hallmark Channel to experience its highest rated quarter (Fourth Quarter 2013), highest month (December); 2 highest weeks (November 25-December 1 and December 9-15); and highest day (Sunday, November 10) in network history. In addition, Fourth Quarter also delivered the channel’s highest-rated telecast to-date with the November 10th premiere of A Very Merry Mix-up garnering a 3.9 household rating. The Twelve New Movies of Christmas elevated Hallmark Channel to rank as the #1 cable network among households and women 25-54 for weekend Primetime (Saturday — Sunday, 8-11pm) throughout the holiday season, and #2 in total primetime (/Monday — Sunday, 8-11pm) among households, second only to ESPN.

•                  Hallmark Movie Channel’s Ratings and Delivery Success for Full Year 2013 and Fourth Quarter: Hallmark Movie Channel continues to see ratings increases, with the network recording 11% year-over-year growth among women 25-54 for full year 2013 versus 2012. Fourth Quarter was the network’s highest rated quarter to-date in both Primetime and Total Day among households, women 18-49, adults 18-49, and persons 2+. Buoyed by its holiday franchise, The Most Wonderful Movies of Christmas, HMC also experienced its most watched week (November 18-24, 2013) and month (November) in network history. The Most Wonderful Movies of Christmas also delivered the network’s most watched original movie ever among households and women 25-54, with the November 25th premiere of Christmas with Tucker, which earned a 1.2 household rating and drew 615,000 households and 124,000 women 25-54.

•                  Crown Media Further Extends Reach of Hallmark Channel’s Content Online:  Crown Media announced partnerships with AOL and blinkx, leaders in the distribution of content across digital platforms, to syndicate short-form, promotional content from Hallmark Channel to their extensive network of affiliate sites. These deals will elevate Hallmark Channel’s visibility online, drive viewers back to the linear channel, and open up a new stream for revenue.

“Crown Media experienced strong ratings growth and operating results in fourth quarter and full year 2013, driven by our strategy to expand and enhance our original programming slates for Hallmark Channel and Hallmark Movie Channel,” said Bill Abbott, President and CEO of Crown Media Family Networks. “In addition to the success of our first original scripted series, Cedar Cove, Hallmark Channel’s Countdown to Christmas campaign positively impacted advertising sales revenue and garnered record high ratings in Fourth Quarter, including the highest quarter, month, week, day, and telecast in network history. Hallmark Movie Channel saw double digit year-over-year ratings growth versus 2012, continued to see solid distribution increases for the year, and closed out a successful fourth quarter with the launch of the network’s own holiday programming franchise, The Most Wonderful Movies of Christmas. We are well positioned at the outset of 2014 to build on this momentum and leverage our investment in original programming and distribution gains to further drive our bottom line.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

For the fourth quarter of 2013 Crown Media reported revenue of $118.4 million, a 16% increase from $102.3 million in the fourth quarter of 2012. Advertising revenue increased 17% to $97.3 million from $83.1 million in the fourth quarter of 2012 due to ratings growth on Hallmark Channel and pricing increases on Hallmark Movie Channel. Subscriber fee revenue increased 8% to $20.5 million from $19.1 million in the fourth quarter of 2012 due to contractual rate increases.

Crown Media reported revenue of $377.8 million for 2013, an 8% increase from $349.9 million for 2012. Advertising revenue increased 9% to $294.8 million during 2013 from $271.2 million during 2012 due to 6% and 24% increases in Hallmark Channel and Hallmark Movie Channel advertising revenue, respectively, primarily due to the increase in ratings for certain of our key demographics and growth in Hallmark Movie Channel subscribers and rates. Subscriber fee revenue increased 5% to $81.8 million during 2013 from $78.0 million during 2012 due to contractual rate increases.

For the fourth quarter of 2013, cost of services increased slightly to $39.9 million from $39.8 million during the same quarter of 2012.  Programming costs remained constant quarter over quarter.  Other costs of services for the three months ended December 31, 2013 increased $0.1 million from the three months ended December 31, 2012, due to the $0.1 million increase in bad debt expense.

For 2013, cost of services increased less than 1% to $149.1 million from $148.3 million during 2012. Programming costs remained constant year over year. Other costs of services during 2013 increased $1.4 million compared to 2012 primarily due to a $0.8 increase in bad debt expense and a $0.6 million increase in employee and playback costs.

Selling, general and administrative expense (including depreciation and amortization expense) increased 8% to $18.6 million for the fourth quarter of 2013 from $17.2 million during the same quarter of 2012 primarily related to a $1.8 million increase in employee costs and a $1.0 million increase in research, accounting and communication costs, offset, in part, by a $1.5 million decrease in legal costs.

Selling, general and administrative expense (including depreciation and amortization expense) increased 8% to $65.3 million for 2013, from $60.6 million during 2012 primarily related to a $3.9 million increase in employee costs, a $0.3 million increase in rent, and a $0.4 million increase in depreciation and amortization expense.

Marketing expense decreased $2.7 million during the fourth quarter of 2013 versus the fourth quarter of 2012 as the Company allocated more of its marketing dollars to holiday programming during fourth quarter 2012. Marketing expense increased $1.4 million during 2013 versus 2012 as the Company allocated more funds to marketing to drive additional audience, particularly around the Company’s first original series, Cedar Cove.

Interest expense decreased $1.1 million for the fourth quarter of 2013, as compared to the same quarter of 2012 due to an amendment to the Company’s credit facility that reduced the minimum rate on LIBOR borrowings under the term loan from 5.75% to 4.00% and $33.2 million of principal payments made during 2013. Interest expense on the term loan was $3.0 million and $1.9 million for the quarters ended December 31, 2012 and 2013, respectively.

Interest expense decreased $3.5 million during 2013, as compared to 2012. Interest expense on the term loan was $12.2 million and $8.8 million during 2012 and 2013, respectively.

Provisions for income tax of $17.2 million and $41.6 million reflect corresponding effective tax rates of 39.2% and 38.1% for the quarter and year ended December 31, 2013, respectively. The income tax benefits recorded for the quarter and year ended December 31, 2012, were $44.8 million and $22.6 million, respectively.

Adjusted EBITDA was $56.1 million for the fourth quarter of 2013 compared to $38.5 million for the same period last year. Cash provided by operating activities totaled $23.2 million for the fourth quarter of 2013 compared to $10.5 million for the same period last year. The net income to common shareholders for the quarter ended December 31, 2013, totaled $26.7 million, or $0.07 per share, compared to $70.1 million, or $0.19 per share, in the fourth quarter of 2012.

Adjusted EBITDA was $159.8 million for 2013 compared to $137.7 million for 2012. Cash provided by operating activities totaled $57.6 million during 2013 compared to $30.7 million during 2012. The net income to common shareholders for 2013 totaled $67.7 million, or $0.19 per share, compared to $107.4 million, or $0.30 per share, in 2012.

Conference Call and Webcast to be Held Friday, February 21st at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call today at 11:00 a.m., Eastern Time to discuss the results of the three months and year ended December 31, 2013. Investors and interested parties may listen to the call via a live webcast accessible on the Company’s investor relations page, http://ir.crownmedia.net/, or by dialing (877) 307-0246 (Domestic) or (224) 357-2394 (International) and using the conference number 35346232. For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start of the call. The webcast will be archived on the site, and a telephone replay of the call will be available for 7 days following the call beginning at 1:00 p.m. Eastern Time on Friday,  February 21st, at (855) 859-2056 (Domestic) or (404) 537-3406 (International), using the conference number 35346232.

ABOUT CROWN MEDIA HOLDINGS

Crown Media Holdings, Inc. is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Family Networks. The company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to over 86 million subscribers in the U.S. Hallmark Channel is the nation’s leading destination for quality family programming with an ambitious slate of TV movies and specials; original scripted series, including Cedar Cove and When Calls the Heart; as well as some of television’s most beloved sitcoms and series. Hallmark Channel’s sibling network, Hallmark Movie Channel, is available in 53 million homes in HD and SD. One of America’s fastest-growing cable networks, Hallmark Movie Channel provides family-friendly original movies with a mix of original films, classic theatrical releases, and presentations from the acclaimed Hallmark Hall of Fame library. In addition, Crown Media Family Networks includes the online offerings of HallmarkChannel.com and HallmarkMovieChannel.com.

# # #

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation and long term incentive plan expense are treated as non-cash items, although they may result in cash payments during subsequent periods. See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Crown Media Family Networks

Annie Howell, 212.445.6690

anniehowell@crownmedia.com

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Revenue:
Advertising	$96,297	$82,045	$291,710	$268,252
Advertising by Hallmark Cards	983	1,079	3,095	2,990
Subscriber fees	20,545	19,053	81,818	78,005
Other revenue	564	124	1,178	623
Total revenue, net	118,389	102,301	377,801	349,870
Cost of services:
Non-affiliate programming	35,179	34,864	130,572	131,186
Hallmark Cards affiliate programming	980	1,295	3,429	3,363
Amortization of capital lease	290	290	1,158	1,158
Other cost of services	3,442	3,375	13,990	12,546
Total cost of services	39,891	39,824	149,149	148,253
Selling, general and administrative expense	18,107	16,814	63,438	59,156
Marketing expense	5,858	8,510	11,544	10,179
Depreciation and amortization expense	481	408	1,850	1,477
Gain on early extinguishment of liability	(121)	—	(121)	—
Income from operations before interest and income tax expense	54,173	36,745	151,941	130,805
Interest expense	(10,293)	(11,401)	(42,577)	(46,056)
Income from operations before income tax expense	43,880	25,344	109,364	84,749
Income tax (expense) benefit	(17,218)	44,768	(41,649)	22,604
Net income and comprehensive income	$26,662	$70,112	$67,715	$107,353
Net income per share — basic	$0.07	$0.19	$0.19	$0.30
Net income per share — diluted	$0.07	$0.19	$0.19	$0.30
Weighted average number of common shares outstanding	359,676	359,676	359,676	359,676

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,	As of December 31,
	2013	2012

ASSETS

Cash and cash equivalents	$63,750	$43,705
Accounts receivable, less allowance for doubtful accounts of $834 and $245, respectively	104,613	92,062
Programming rights	71,540	85,946
Prepaid programming rights	26,839	13,820
Deferred tax asset, net	39,100	34,200
Prepaid and other assets	1,960	2,326
Total current assets	307,802	272,059
Programming rights	201,936	174,971
Prepaid programming rights	9,805	13,748
Property and equipment, net	9,799	10,455
Deferred tax asset, net	181,164	225,149
Debt issuance costs, net	10,047	10,421
Other assets	3,644	3,826
Goodwill	314,033	314,033
Total assets	$1,038,230	$1,024,662

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$22,238	$25,801
Audience deficiency reserve liability	4,888	5,679
Programming rights payable	85,560	112,503
Payables to Hallmark Cards affiliates	466	1,239
Interest payable	14,455	14,468
Current maturities of long-term debt	25,000	19,600
Total current liabilities	152,607	179,290
Accrued liabilities	13,838	15,852
Programming rights payable	43,314	30,121
Long-term debt, net of current maturities	429,330	468,040
Total liabilities	639,089	693,303

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY
Class A common stock, $.01 par value; 500,000,000 shares authorized; 359,675,936 shares issued and outstanding as of both December 31, 2013 and 2012	3,597	3,597
Paid-in capital	2,062,818	2,062,751
Accumulated deficit	(1,667,274)	(1,734,989)
Total stockholders’ equity	399,141	331,359
Total liabilities and stockholders’ equity	$1,038,230	$1,024,662

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012

Net income	$26,662	$70,112	$67,715	$107,353
Gain on early extinguishment of liability	(121)	—	(121)	—
Promotion and placement expense	262	297	1,050	1,191
Depreciation and amortization	771	698	3,008	2,635
Interest expense	10,293	11,401	42,577	46,056
Income tax expense	17,218	(44,768)	41,649	(22,604)
Long term incentive plan expense	990	692	3,658	2,804
Restricted stock unit compensation	32	39	242	237
Adjusted earnings before interest, taxes, depreciation and amortization	$56,107	$38,471	$159,778	$137,672

Programming and other amortization	36,638	36,555	135,821	129,345
Provision for allowance for doubtful account	81	(17)	875	39
Changes in operating assets and liabilities:
Change to programming rights	(38,633)	(62,439)	(146,560)	(131,964)
Change to prepaid programming rights	7,694	10,023	(9,076)	(16,035)
Change in programming rights payable	(6,944)	22,254	(12,334)	(1,033)
Interest paid	(1,832)	(3,115)	(40,414)	(46,909)
Amounts paid to Hallmark Cards under tax agreements	—	(11,740)	—	(22,338)
Changes in other operating assets and liabilities, net of adjustments above	(29,905)	(19,497)	(30,512)	(18,097)
Net cash provided by operating activities	$23,206	$10,495	$57,578	$30,680

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012

Net cash provided by operating activities	$23,206	$10,495	$57,578	$30,680
Net cash used in investing activities	(109)	(395)	(1,511)	(1,376)
Net cash used in financing activities	(312)	(831)	(36,022)	(20,780)
Net increase in cash and cash equivalents	22,785	9,269	20,045	8,524
Cash and cash equivalents, beginning of period	40,965	34,436	43,705	35,181
Cash and cash equivalents, end of period	$63,750	$43,705	$63,750	$43,705